EXHIBIT 99.1

FOR IMMEDIATE RELEASE February 20, 2025	CONTACT: Brian Finnegan (212) 441-6877 brian.finnegan@fhlbny.com

FEDERAL HOME LOAN BANK OF NEW YORK ANNOUNCES

FULL-YEAR AND FOURTH QUARTER 2024 OPERATING HIGHLIGHTS

New York, New York — The Federal Home Loan Bank of New York (“FHLBNY”) today released its unaudited financial highlights for the quarter and year ended December 31, 2024.

The FHLBNY’s net income for 2024 was $738.5 million, a decrease of $12.6 million, or 1.7%, from record net income of $751.1 million for 2023.  Net interest income for the year was $986.8 million, a decrease of $8.5 million, or 0.9%, from a record $995.3 million for 2023.  Higher market interest rates and continued large earning asset balances contributed to strong net interest income.  Yield on assets increased to 5.34% for 2024 from 5.14% in 2023.  Other income increased by $35.5 million, to $112.6 million in 2024, mainly due to net unrealized fair value gains on derivatives and hedged items including trading securities held for liquidity purposes.  The FHLBNY’s return on average equity (“ROE”) for 2024 was 8.49%, compared to ROE of 9.11% for 2023.  Non-interest expense increased by $42.9 million, driven by an increase in voluntary contributions to the FHLBNY’s housing and community development support activities, as well as an increase in compensation and benefits driven by headcount additions and technology-related expenses.

In the fourth quarter of 2024, the FHLBNY earned $153.3 million in net income, a decrease of $1.6 million, or 1.1%, from net income of $154.9 million for the fourth quarter of 2023.  Net interest income for the quarter was $236.9 million, a decrease of $11.5 million, or 4.6%, from $248.4 million in the fourth quarter last year.  Yield on assets decreased to 4.91% for the fourth quarter of 2024, from 5.45% for the fourth quarter 2023, reflecting changes in market interest rates.  Member borrowings held steady during the period, with average advances balances, at par, of $105.2 billion for the fourth quarter of 2024, compared to $104.7 billion for the fourth quarter of 2023.  Other income increased by $18.0 million, to $24.4 million in the fourth quarter of 2024 from $6.4 million in the fourth quarter last year, primarily due to net unrealized fair value gains on derivatives and hedged items including trading securities held for liquidity purposes. Non-interest expense increased by $7.7 million, driven by the same factors as for the full year: voluntary contributions, headcount additions and technology-related expenses.  The FHLBNY’s ROE for the fourth quarter of 2024 was 6.80%, compared to ROE of 7.76% for the fourth quarter of 2023.

“Throughout 2024, the Federal Home Loan Bank of New York’s continued focus on executing on our foundational liquidity mission in a safe and sound manner and serving the needs of our members and community partners drove our strong performance, resulting in our second-highest annual income and record contributions to our housing and economic development programs and products,” said Randolph C. Snook, president and CEO of the FHLBNY.

As of December 31, 2024, total assets were $160.3 billion, an increase of $2.0 billion, or 1.2%, from total assets of $158.3 billion as of December 31, 2023.  As of December 31, 2024, advances were $105.8 billion, a decrease of $3.1 billion, or 2.8%, from $108.9 billion as of December 31, 2023.  Average advances balances, at par, were $110.3 billion in 2024, $1.4 billion or 1.2% lower than the average advances balance level of $111.7 billion in 2023.

As of December 31, 2024, total capital was $8.4 billion, an increase of $0.2 billion from total capital of $8.2 billion at December 31, 2023.  The FHLBNY’s retained earnings increased during 2024 by $0.2 billion to $2.5 billion as of December 31, 2024, of which approximately $1.3 billion is unrestricted retained earnings and $1.2 billion is restricted retained earnings.  At December 31, 2024, the FHLBNY was in compliance with its regulatory capital ratios and liquidity requirements.

The FHLBNY allocated $82.1 million from its 2024 earnings for its Affordable Housing Program, an annual statutory grant program that supports the creation and preservation of affordable housing.  In addition, the FHLBNY made $47.7 million in voluntary housing and community development grants and contributions in 2024, including an additional voluntary contribution to the Affordable Housing Program of $22.9 million to support its housing programs for 2025.

The FHLBNY will publish its 2024 audited financial results in its Form 10-K filing with the U.S. Securities and Exchange Commission, which is expected to be filed on or about March 21, 2025.

Selected Balance Sheet Items Table

Selected Balance Sheet Items (dollars in millions)
	December 31,	December 31,
	2024	2023	Change

Advances	$105,838	$108,890	$(3,052)
Mortgage loans held for portfolio	2,345	2,180	165
Mortgage-backed securities	19,397	19,582	(185)
Liquidity assets	30,344	25,340	5,004
Total assets	$160,300	$158,333	$1,967

Consolidated obligations	$148,411	$145,476	$2,935
Capital stock	6,014	6,050	(36)
Unrestricted retained earnings	1,286	1,277	9
Restricted retained earnings	1,209	1,061	148
Accumulated other comprehensive income	(100)	(143)	43
Total capital	$8,410	$8,245	$165

Capital-to-assets ratio (GAAP)	5.25%	5.21%
Capital-to-assets ratio (Regulatory)	5.31%	5.30%

Operating Results Table

Operating Results (dollars in millions)
	Quarter Ended December 31,			Year Ended December 31,
	2024	2023	Change	2024	2023	Change

Total interest income	$2,002.6	$2,136.3	$(133.7)	$8,918.6	$8,400.4	$518.2
Total interest expense	1,765.7	1,887.9	(122.2)	7,931.8	7,405.1	526.7
Net interest income	236.9	248.4	(11.5)	986.8	995.3	(8.5)
Provision (Reversal) for credit losses	0.5	(0.1)	0.6	(0.2)	1.7	(1.9)
Net interest income after provision for credit losses	236.4	248.5	(12.1)	987.0	993.6	(6.6)
Non-interest income (loss)	24.4	6.4	18.0	112.6	77.1	35.5
Non-interest expense	90.5	82.8	7.7	279.0	236.1	42.9
Affordable Housing Program assessments	17.0	17.2	(0.2)	82.1	83.5	(1.4)
Net income	$153.3	$154.9	$(1.6)	$738.5	$751.1	$(12.6)

Return on average equity	6.80%	7.76%		8.49%	9.11%
Return on average assets	0.37%	0.39%		0.44%	0.46%
Net interest margin	0.58%	0.63%		0.59%	0.61%

Federal Home Loan Bank of New York

The Federal Home Loan Bank of New York is a Congressionally chartered, wholesale Bank. It is part of the Federal Home Loan Bank System, a national wholesale banking network of 11 regional, stockholder-owned banks.  As of December 31, 2024, the FHLBNY serves 341 member institutions in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands.  The Federal Home Loan Banks support the efforts of local members to help provide financing for America’s homebuyers.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 This report may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "projected," "expects," "may," or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the Risk Factors set forth in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC, as well as regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to revise or update publicly any forward-looking statements for any reason.